Exhibit 4.36

Date:  4th August 2003

ELAN INTERNATIONAL SERVICES, LTD.

ELAN PHARMACEUTICALS, INC.

AND

AMARIN CORPORATION PLC.

AMENDMENT AGREEMENT NO. 1 RELATING TO

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

DATED AS OF 29 SEPTEMBER 1999

(THE “CARNRICK LOAN”)

INDEX

1.	DEFINITIONS AND INTERPRETATION

2.	EIS VARIATION RESCINDED

3.	TERMS OF REPAYMENT

4.	CONDITION FOR OPTION

5.	CONSEQUENTIAL VARIATION

6.	FURTHER PROVISIONS

7.	CONFIRMATION OF THE AGREEMENT

8.	MISCELLANEOUS

THIS AMENDMENT AGREEMENT is made the 4th August 2003

BETWEEN:

(1)                                 ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (“EIS”)

(2)                                 ELAN PHARMACEUTICALS, INC., a corporation duly organized and existing under the applicable laws of the State of Delaware, having a principal place of business in South San Francisco, California (“EP Inc”) and

(3)                                 AMARIN CORPORATION PLC, a company incorporated in England and Wales (registered no. 002353920), whose registered office is 7 Curzon Street, London, W1J 5HG England (“Amarin”)

WHEREAS:

(A)                              Amarin and EP Inc are parties to an amended and restated asset purchase agreement dated as of 29 September 1999 (the “Original Agreement”).

(B)                                EIS and Amarin are parties to an agreement dated 6 April 2000 amending the Original Agreement (the “EIS Variation”), whereby (inter alia), upon assignment of the Deferred Payment from EP Inc to EIS, the Deferred Payment was to be made to EIS partly in cash and partly by the immediate issue of certain equity securities.  Such assignment was never effected, as the parties hereby acknowledge.

(C)                                Amarin and EP Inc are parties to an agreement dated 2000 further amending the Original Agreement (the “EP Inc Variation”), whereby (inter alia) the Deferred Payment, as defined therein, was to be payable in equity securities in Amarin, or failing such payment in equity securities by 29 September 2004, in cash.

(D)                               Elan Corporation, plc., Elan Pharma International Limited, EIS, EP Inc., Monksland Holdings B.V. and Amarin have entered into an Amended and Restated Master Agreement of even date herewith (the “Master Agreement”).

(E)                                 Pursuant to the Master Agreement, Amarin and EP Inc. have agreed to amend the Original Agreement, as amended, by and upon the terms of this Amendment Agreement.

NOW IT IS AGREED AS FOLLOWS:

1.                                           DEFINITIONS AND INTERPRETATION

1.1.                                   Unless the context otherwise requires, all other words and expressions defined in the Agreement shall have the same meaning in this Amendment Agreement.

1.2.                                   “Demandable Date” shall have the same meaning as in the Master Agreement.

1.3.                                   “Elan Agreement(s)” shall have the same meaning as in the Master Agreement.

1.4.                                   Reference to articles, sections, clauses and paragraphs herein are to articles, sections, clauses and paragraphs in the Agreement.

1.5.                                   The expressions “include”, “includes”, “including”, “in particular” and similar expressions shall be construed without limitation.

2.                                           EIS VARIATION RESCINDED

The EIS Variation is hereby rescinded in its entirety with the intention that it shall be deemed never to have had any effect whatsoever.

3.                                           TERMS OF REPAYMENT

3.1.                                   The Deferred Payment shall be payable to EP Inc:

3.1.1                             in cash on 29 September 2004; or

3.1.2                             in cash upon demand made in writing either (a) on or after the Demandable Date, or (b) if Amarin breaches any Elan Agreement and does not remedy it within thirty (30) days of written notice of such breach from Elan specifying in reasonable detail the nature of the breach and requesting the same to be remedied, the expiry of such thirty (30) day period; or

3.1.3                             subject to Clause 4, at EP Inc’s sole option, exercised by written notice at any time prior to payment in full of the Deferred Payment but after 31st December 2003 (the “Option”), by the issue and allotment to EP Inc, or such person (including EIS or any other affiliate of EP Inc) as EP Inc may designate in the Option notice (either, the “Recipient”) of ordinary shares of £1 (one pound sterling) each in the capital of in Amarin (“Ordinary Shares”) at a price of US$5.00 (five dollars) per Ordinary Share.

3.2.                                   Amarin may not prepay the Deferred Payment, or any part, unless (a) EP Inc consents in writing, or (b) prepayment is made under the Master Agreement, subject to Clause 6.4 of this Amendment Agreement.

3.3.                                   In the event that EP Inc exercises the Option, Amarin shall issue and allot the requisite number of Ordinary Shares to the Recipient;

3.4.                                   EP Inc shall not be required to make any demand for repayment of the Deferred Payment.  The Deferred Payment shall be made without any set off, counterclaim or withholding whatsoever.

3.5.                                   As at the date of this Amendment Agreement, each American Depositary Receipt (“ADR”) represents one Ordinary Share of £1 in the capital of Amarin.  In the event of any subdivision, consolidation or other restructuring of the capital or ADR structure of Amarin, the conversion price referred to above, and the multiple in Clause 4.4, shall each be adjusted accordingly.

4.                                           CONDITION FOR OPTION

4.1.                                   Clause 3.1.3 shall not be effective unless and until Amarin receives all necessary shareholder, regulatory and governmental consents and approvals to honour it without material conditions, including authority to issue and allot the Ordinary Shares, to disapply pre-emption rights in respect of them, other shareholder approval and/or the approval of the Panel of Takeovers and Mergers, London.

4.2.                                   Amarin shall use its best commercial efforts to secure all such consents and approvals and to maintain them in force at all material times.

4.3.                                   Without prejudice to the generality of the foregoing, Amarin shall seek requisite approvals from its shareholders in the course of each general meeting convened after the date of this Agreement.

4.4.                                   If, at any time at which the Option could be exercised, but for Clause 4.1, Elan in its sole discretion requires Amarin to do so by written notice, Amarin shall within five (5) business days pay to Elan in immediately available funds an amount equal to the greater of (a) $6,500,000 (six million five hundred thousand dollars) and (b) the product of (i) 1,300,000 (one million three hundred thousand) and (ii) the 30 day trailing average (closing market mid-price) of the ADRs on NASDAQ on the 30 trading days preceding the date of notice, in complete discharge of the Deferred Payment.

In the event that the amount of the Deferred Payment then outstanding is less than $6,500,000 (Six Million Five Hundred Thousand Dollars), the amount payable under this Clause 4.4 shall be reduced pro rata.

5.                                           CONSEQUENTIAL VARIATION

The parties to this Amendment Agreement agree that the Agreement shall be varied by the deletion of Article IV, Section 4.01(b)(ii) in its entirety and the substitution therefor of the following:

“(ii) the balance of Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Deferred Payment”) in accordance with the provisions of that certain Amendment Agreement between the Seller and the Buyer dated       July 2003.”.

6.                                           FURTHER PROVISIONS

6.1.                                   Registration Rights:

In the event that EP Inc exercises the Option, the Recipient shall be entitled to registration rights in respect of the Ordinary Shares issued and allotted which are no less favourable in any respect to the Recipient than those afforded in respect of the “Registrable Securities” of EIS and Monksland Holdings BV pursuant to that certain Registration Rights Agreement dated as of 21 October 1998 and amended by that certain Amendment No. 1 and Waiver dated 27 January 2003 PROVIDED THAT the Recipient shall not be entitled to have the Ordinary Shares included in the registration statement described in Article 5 of the said Amendment No. 1 and Waiver.

6.2.                                   Expenses:

All fees and expenses, including stamp duty, stamp duty reserve tax, depositary’s fees and NASDAQ fees, incurred in connection with this Amendment Agreement or its performance, shall be payable by Amarin.

6.3.                                   Assignment:

Notwithstanding anything to the contrary in the Agreement or the Master Agreement:

6.3.1                             EP Inc shall be entitled to assign its rights and obligations under this Amendment Agreement (including the right to receive the Deferred Payment) without the consent of Amarin; and

6.3.2                             accordingly, for the avoidance of doubt, EP Inc’s rights under the Master Agreement, insofar as they relate to the Deferred Payment, shall be assignable by EP Inc to any assignee of this Amendment Agreement.

6.4.                                   No Effect on Master Agreement Repayment Provisions:

6.4.1                             If EP Inc has exercised the Option and, before issue of the Ordinary Shares, Amarin becomes obliged to discharge the Deferred Payment (in whole or in part) pursuant to the Master Agreement, EP Inc shall be entitled at its sole discretion:

(a)                        to revoke its exercise of the Option in its entirety;

(b)                       to revoke its exercise of the Option solely to the extent that payment falls due under the Master Agreement (so that the Option shall be deemed to have been exercised only in respect of the balance); or

(c)                        to require Amarin to proceed with the issue and allotment of Ordinary Shares under this Amendment Agreement.

6.4.2                             Subject to Clause 6.4.1 of this Amendment Agreement, nothing in this Agreement shall be deemed to affect the provisions of the Master Agreement regarding the discharge of the Deferred Payment.  For the avoidance of doubt, discharge of the Deferred Payment (or any part thereof) by the issue and allotment of Ordinary Shares shall not constitute the application of the proceeds of the Net Proceeds of the Legacy Sale, the Swedish Sale or Further Equity Financing (as those terms are defined in the Master Agreement), or of any part thereof.

7.                                           CONFIRMATION OF THE AGREEMENT

Save as varied by this Amendment Agreement, the parties hereto confirm that the Agreement shall continue in full force and effect in all respects.

8.                                           MISCELLANEOUS

8.1.                                   The provisions of Article X (Miscellaneous) of the Agreement, shall be incorporated into this Amendment Agreement mutatis mutandis.

8.2.                                   Each party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Amendment Agreement, including entering into an appropriate registration rights agreement following exercise of the Option.

IN WITNESS whereof the parties have executed this Amendment Agreement on the date first above written.

[Signature Page: Carnrick Amendment No. 1]

SIGNED

For and on behalf of
ELAN INTERNATIONAL SERVICES, LTD.

SIGNED

For and on behalf of
ELAN PHARMACEUTICALS, INC.

SIGNED

For and on behalf of
AMARIN CORPORATION PLC.